Exhibit 99.1

SYMS AND FILENE’S BASEMENT FILE FOR BANKRUPTCY

                  Secaucus, NJ, November 2, 2011 – Syms Corp (NASDAQ: SYMS) and its wholly owned subsidiary Filene’s Basement, LLC announced today that they have filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code.  The petitions were filed in the U.S. Bankruptcy Court for the District of Delaware.

                  Syms CEO Marcy Syms said: “This has been a challenging time for Syms and Filene’s Basement.  We have been faced with increased competition from large department stores that now offer the same brands as our stores at similar discounts; a proliferation of private label discount chains; a decline in buying opportunities as brand name labels have reduced overruns by improving their supply chain management – all combined with the worst economic downturn in our lifetimes.

                  “All these factors affected both chains and they came at a time when Filene’s Basement, which was just emerging from bankruptcy, was already waging an uphill battle to rebuild its customer base.

      “The filings today are the result of a process that has been taking place for several months.  Our board has conducted a rigorous assessment of all the strategic options and alternatives available and after careful consideration has come to the conclusion that a bankruptcy filing and liquidation is the best way of maximizing value for all stakeholders.

                  “I want to express my appreciation to our employees, many of whom have devoted their careers to Syms and Filene’s Basement, for their loyalty and hard work.  I also want to thank our educated consumers and bargain hunters for their dedicated support over many years.”

                  Syms and Filene’s Basement will be jointly administered during the bankruptcy.  The liquidation of stores is expected to run through approximately January 2012. Syms and Filene’s Basement are seeking court approval to retain an agent to handle the liquidation of merchandise and for authorization to conduct going out of business sales.  They are also seeking court approval for Cushman & Wakefield to assist in the sale of company-owned real estate, Rothschild to serve as financial advisor, Skadden, Arps, Slate, Meagher & Flom as bankruptcy counsel and Alvarez & Marsal as restructuring advisors, with A&M Managing Director Jeff Feinberg to serve as President and Chief Operating Officer.

      Syms Corp was founded by Sy Syms in 1959.  Filene’s Basement traces its roots back to 1909 and founder William Filene.  Syms acquired assets of Filene’s Basement, Inc., which had filed for bankruptcy, in a bankruptcy auction in 2009.  Syms Corp and Filene’s Basement, LLC collectively own and operate 46 “off-price” apparel stores located predominantly on the east coast of the United States under the “Syms” name (which, together with co-branded Syms/Filene’s Basement stores, are owned and operated by Syms Corp) and the “Filene’s Basement” name (which are owned and operated by Filene’s Basement, LLC).

                  The schedule for store closings is to be determined as the liquidation of merchandise is completed.

                  Customers, employees, creditors, shareholders and others can find more detailed information and court filings at www.kccllc.net.

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Media Contact:	Steven Alschuler
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salschuler@lakpr.com